                                                         Exhibit 11

         OLIN CORPORATION AND CONSOLIDATED SUBSIDIARIES
          Computation of Per Share Earnings (Unaudited)
               (In millions, except per share data)
                                                     Six Months
                                                   Ended June 30,
                                                   --------------
                                                   1997     1996
                                                   ----     ----
Primary earnings per share
--------------------------
Primary earnings:
Continuing operations:
Income from continuing operations                  $ 80.4   $101.4
Less ESOP preferred dividend, net of tax benefit
  and other                                            -      (3.3)
                                                    -----    -----
Income from continuing operations                  $ 80.4   $ 98.1
                                                    =====    =====
Loss from discontinued operations                  $  -     $ (4.7)
                                                    =====    =====


Primary shares:
Weighted average shares outstanding                  51.5     49.7
                                                    =====    =====

Primary earnings (loss) per share:
Continuing operations                              $ 1.56   $ 1.98
Discontinued operations                               -      (0.10)
                                                    -----    -----
Total                                              $ 1.56   $ 1.88
                                                    =====    =====


Fully diluted earnings per share
--------------------------------

Fully diluted earnings:

Income from continuing operations                  $ 80.4   $101.4

Less additional ESOP contribution                      -      (1.7)
                                                    -----    -----
Income from continuing operations                  $ 80.4   $ 99.7
                                                    =====    =====
Loss from discontinued operations                  $   -    $ (4.7)
                                                    =====    =====

Fully diluted shares:

Weighted average number of common
   shares outstanding and common
   stock equivalents                                 51.5     49.7

 Dilutive effect of:

   Stock options                                      0.2      0.4
   ESOP preferred stock                                -       1.9
                                                    -----    -----
Fully diluted shares                                 51.7     52.0
                                                    =====    =====

Fully diluted earnings (loss) per share
Continuing operations                               $1.55   $ 1.92
Discontinued operations                                -    $(0.09)
                                                    =====    =====
Total                                               $1.55   $ 1.83
                                                    =====    =====
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